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EXHIBIT 99.1

(TIME WARNER TELECOM LOGO)

CONTACTS:

    INVESTOR RELATIONS:                                  MEDIA RELATIONS:
       Carole Curtin                                       Bob Meldrum
carole.curtin@twtelecom.com                          bob.meldrum@twtelecom.com
303-566-1000                                         303-566-1354

             TIME WARNER TELECOM COMPLETES OFFERING OF SENIOR NOTES
            AND SIGNING OF A SENIOR SECURED REVOLVING CREDIT FACILITY


         LITTLETON, Colo. -- February 20, 2004 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it has completed an offering of $440 million in aggregate principal amount of Senior Notes issued by Time Warner Telecom Holdings Inc. ("Holdings"), the Company's wholly-owned subsidiary. The net proceeds from the Senior Notes will be used to permanently retire Holdings' existing senior secured credit facility, and for general corporate purposes. In addition, Holdings has entered into a $150 million five-year Senior Secured Revolving Credit Facility that will be available for general corporate purposes, but is presently undrawn.

         The Senior Notes offering consists of:

      o $240 million of Second Priority Senior Secured Floating Rate Notes due 2011 at LIBOR plus 400 basis points, guaranteed on a senior secured basis by TWTC and certain of TWTC and Holdings' subsidiaries; and
      o $200 million of Senior Notes due 2014 at 9.25%, guaranteed on a senior unsecured basis, by TWTC and certain of TWTC and Holdings' subsidiaries.

         The Senior Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non U.S. persons under Regulation S of the Securities Act.

         The Senior Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.


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         This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

         This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

         Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services.